(LOGO) BANK OF AMERICA

Bank of America Corporation
100 North Tryon Street
Charlotte, NC 28255

Tel 704.386.5000

Report of Management

We, as members of management of Bank of America, FSB (the Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1998 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1998, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of December 31, 1998, the Company had in effect a fidelity bond and errors and omissions policy in the mount of $249.9 million and $250.0 million, respectively.

Andrew D. Woodward, Jr.
President
BankAmerica Mortgage, a Division
of Bank of America NT&SA

Gary K. Bettin
Senior Vice President and
Director of Operations
BankAmerica Mortgage, a Division of Bank of America NT&SA

Brian D. Shea
Senior Vice President and
Servicing Manager BankAmerica Mortgage, a Division of Bank of America, FSB

Denise C. Sawyer
Executive Vice President and
Chief Financial Officer
Bank America Mortgage, a Division
of Bank of America NT&SA

Donald J. Atkins
Executive Vice President and
Servicing Director
BankAmerica Mortgage, a Division
of Bank of America, FSB